Exhibit (e)(12)

February 19, 2010

Artisan Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan Global Equity Fund. The series has one class, an Investor Shares class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Funds, Inc. and Artisan Distributors LLC dated October 29, 1998, as amended February 12, 2009, Artisan Funds, Inc. hereby requests that you act as Distributor for the new series under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

Agreed to this 19th day of February, 2010

ARTISAN DISTRIBUTORS LLC

By:	/s/ Janet D. Olsen
Name:	Janet D. Olsen
Title:	Vice President

INVESTMENT MANAGEMENT PRACTICED WITH INTELLIGENCE AND DISCIPLINE IS AN ART®

875 East Wisconsin Avenue, Milwaukee, WI 53202

Securities offered through Artisan Distributors LLC, member NASD